                                                                    Exhibit 10.8

                          NEW YORK TRANSITION AGREEMENT

                                     BETWEEN

                                 AES NY, L.L.C.

                                       AND

                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                           Dated as of August 3, 1998
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                                TABLE OF CONTENTS

SECTION 1 - FORMAT and DEFINITIONS............................................             2
         1.1  Format..........................................................             2
         1.2  Definitions.....................................................             2

SECTION 2 - TERM AND TERMINATION..............................................             4

SECTION 3 - INSTALLED CAPACITY REQUIREMENT, QUANTITY AND PRICE................             5

SECTION 4 - SCHEDULING .......................................................             7
         4.1  Schedule Dates..................................................             7
         4.2  Notification Changes............................................             8

SECTION 5 - BILLING PROCEDURES................................................             8
         5.1  Billing.........................................................             8
         5.2  Billing Disputes................................................            10
         5.3  Survival........................................................            10

SECTION 6 - INDEMNIFICATION...................................................            10
         6.1  Generator's Indemnification.....................................            10
         6.2  NYSEG's Indemnification.........................................            11
         6.3  Indemnification Procedures......................................            11
         6.4  Survival........................................................            11

SECTION 7 - LIMITATION OF LIABILITY...........................................            12
         7.1  Limitation on Damages...........................................            12

SECTION 8 - FORCE MAJEURE.....................................................            13
         8.1  Force Majeure...................................................            13
         8.2  Obligation to Make Payment......................................            13
         8.3  Due Diligence...................................................            13
         8.4  Survival........................................................            14

SECTION 9 - DEFAULT AND TERMINATION...........................................            14
         9.1  Default Defined.................................................            14
         9.2  Occurrence of Event of Default..................................            14

SECTION 10 - ADDITIONAL REMEDIES..............................................            15

SECTION 11 - DISPUTES.........................................................            15

SECTION 12 - REPRESENTATIONS..................................................            15
         12.1  Representations of NYSEG.......................................            15
         12.2  Representations of Generator...................................            16




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
         12.3  Representations of Both Parties................................            17

SECTION 13 - ASSIGNMENT OR OTHER CHANGE IN CORPORATE IDENTITY.................            17

SECTION 14 - HEADINGS ........................................................            18

SECTION 15 - WAIVER ..........................................................            18

SECTION 16 - COUNTERPARTS ....................................................            18

SECTION 17 - GOVERNING LAW ...................................................            19

SECTION 18 - SEVERABILITY ....................................................            19

SECTION 19 - AMENDMENT .......................................................            19

SECTION 20 - ENTIRE AGREEMENT.................................................            20

SECTION 21 - FURTHER ASSURANCES...............................................            20

SECTION 22 - NO THIRD PARTY BENEFICIARIES.....................................            20

SECTION 23 - CONFIDENTIALITY..................................................            21




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                          NEW YORK TRANSITION AGREEMENT

                  This Agreement is made and entered into as of this 3rd day of August, 1998, by and between AES NY, L.L.C. ("Generator"), a Delaware limited liability company having its principal place of business at 1001 North 19th Street, Arlington, Virginia 22209, and NEW YORK STATE ELECTRIC & GAS CORPORATION ("NYSEG"), a New York corporation having a principal place of business at Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5225. The Generator and NYSEG shall each be referred to as a "Party," and shall be referred to collectively as the "Parties."

                                Factual Recitals

                  WHEREAS, NGE Generation, Inc. ("NGE Gen"), an affiliate of NYSEG, has offered its coal-fired generating plants located in New York (the "Plants") for sale by auction;

                  WHEREAS, NYSEG, Generator and NGE Gen have entered into as of August 3, 1998 an Asset Purchase Agreement by and among NGE Gen, NYSEG, and Generator ("APA") pursuant to which Generator shall purchase all of the Plants;

                  WHEREAS, the rights and obligations of buyers and generators of electric generating capacity, energy, transmission and ancillary services may be modified by the proposal pending before the Federal Energy Regulatory Commission ("FERC") to restructure the New York Power Pool, which contemplates the formation of the New York Independent System Operator ("ISO") and the implementation of the ISO Tariff filed on December 19, 1997 in FERC Docket Nos. ER97-1523-000, 0A97-470-000 and ER97-4234-000, or its successor, as they may be amended from time-to-time. FERC may approve, accept, modify, or reject the proposal, and its actions may affect the rights and obligations under this Agreement; and

                  WHEREAS, in consideration of the sale of the Plants to Generator, and in recognition of NYSEG's installed capacity requirements for its native load customers, Generator and NYSEG agree to enter into this New York Transition Agreement between AES NY, L.L.C. and New York State Electric & Gas Corporation (hereinafter referred to as this "Agreement"). Pursuant to this Agreement, NYSEG will purchase from Generator, and Generator will sell to NYSEG,

1424 MW of Installed Capacity (as defined herein) for the term of this Agreement as described herein. This Agreement does not address the purchase or sale of energy or ancillary services by or between the Parties and does not obligate either Party to sell and deliver energy to the other Party.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Generator and NYSEG hereby agree as follows:

                       SECTION 1 - FORMAT AND DEFINITIONS

                  1.1  FORMAT

                  Any reference to a Section number herein is intended to be an internal cross reference to a Section in this Agreement unless otherwise stated.

                  1.2  DEFINITIONS

                  When used with initial capitalization, whether singular or plural, the following terms shall have the meanings set forth below. Any term used in this Agreement that is not defined herein shall have the meaning customarily attributed to such term by the electric utility industry in New York.

                  "Agreement" shall mean this New York Transition Agreement between Generator and NYSEG, dated as of August 3, 1998, as may be amended from time to time.

                  "APA" shall mean an Asset Purchase Agreement by and among NGE Gen, NYSEG, and Generator.

                  "Auction" shall mean the sale of NYSEG's coal-fired electric generating units described in the "Offering Memorandum, New York State Electric & Gas Corporation Sale of New York Coal-Fired Generation Facilities, April 8, 1998."

                  "FERC" shall mean the Federal Energy Regulatory Commission.

                  "Force Majeure" shall have the meaning set forth in Section 8.



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                  "Generator" shall mean ABS NY, L.L.C.

                  "Installed Capacity" shall mean electric generating capacity that satisfies the applicable Installed Capacity requirements established by the NYPP or ISO, as they apply to NYSEG.

                  "ISO" shall mean the New York independent system operator, as described in the Supplemental Filing, or its successor.

                  "ISO Tariff" shall mean the tariff described in the Supplemental Filing, as it may be amended from time to time.

                  "NGE Gen" shall mean NGE Generation, Inc.

                  "NYPP" shall mean the New York Power Pool or its successor.

                  "NYSEG" shall mean New York State Electric & Gas Corporation, or its successor.

                  "Replacement Capacity" shall mean Installed Capacity under this Agreement from a source different from the source identified by Generator and subsequently identified to the NYPP or ISO in NYSEG's periodic reports required under applicable procedures to the extent such Installed Capacity satisfies NYPP or ISO Installed Capacity requirements applicable to NYSEG.

                  "Replacement Capacity Costs" shall mean the incremental cost of Replacement Capacity to the extent it exceeds the cost of ICAP in accordance with Section 3.2.

                  "Summer Capability Period" shall have the meaning provided by the NYPP, the ISO or their successor(s) as may be modified from time to time. Summer Capability Period is currently each May 1 through October 31 of each year.

                  "Supplemental Filing" shall mean the December 19, 1997 Supplemental Filing to the Comprehensive Proposal to Restructure the New York Wholesale Electric Market in FERC Docket Nos. ER97-1523-000, 0A97-470-000, and ER97-4234-000.



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                  "Transfer Date" shall mean the date, after the Auction, upon which NGE Gen transfers the title of the Plants to Generator.

                  "Winter Capability Period" shall have the meaning provided for by the NYPP, the ISO or their successor(s) as may be modified from time to time. Winter Capability Period is currently each November 1 through April 30 of the following calendar year.

                        SECTION 2 - TERM AND TERMINATION

                  2.1 Subject to any regulatory authorizations, this Agreement shall become effective when signed by the Parties. NYSEG's right and obligation to purchase Installed Capacity and Generator's obligation to provide and sell Installed Capacity shall take effect on the first Transfer Date. This Agreement shall terminate on April 30, 2001 or at the end of the 2000/2001 Winter Capability Period, if different, or earlier pursuant to the terms of this Agreement.

                  2.2 This Agreement is subject to any necessary regulatory acceptance or approval without any material modifications or condition. If any regulatory agency having jurisdiction over this Agreement requires any modification to, or imposes any condition of acceptance or approval of, this Agreement, and

                  2.2.a. such modification or condition could reasonably be expected to, in the aggregate, create, as to Generator, a Buyer Material Adverse Effect, as defined in Section 5.3(a) of the APA, or, as to NYSEG, a material adverse effect on the business assets, operations, or conditions (financial or otherwise) of NYSEG, then the Parties shall engage in good faith negotiations for a period of thirty (30) days following the issuance of that acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then the Parties may exercise their rights under
Article 9 of the APA, or

                  2.2.b. such modification or condition could not reasonably be expected to, in the aggregate, create, as to Generator, a Buyer Material Adverse Effect, as defined in


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Section 5.3(a) of the APA, or, as to NYSEG, a material adverse effect on the business assets, operations, or conditions (financial or otherwise) of NYSEG, then the Parties shall engage in good faith negotiations for a period of thirty
(30) days following the issuance of that acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then NYSEG may make a unilateral filing to satisfy the modification or condition, which filing shall attempt to satisfy the intent of the Parties under this Agreement; provided, however, that the Generator shall have the right to protest the manner in which NYSEG has attempted to satisfy such modification or condition.

         SECTION 3 - INSTALLED CAPACITY REQUIREMENT, QUANTITY AND PRICE

                  3.1 Unless excused by Force Majeure, NYSEG shall purchase from Generator and Generator shall provide to NYSEG Installed Capacity in the amount of 1424 MW for the term of this Agreement. Subject to Sections 3 and 5, NYSEG shall compensate Generator for Installed Capacity at the Price of $68/MW-Day.

                  3.2 Subject to Sections 3.1 and 3.4, NYSEG shall pay Generator monthly as follows:

PAYMENT =           ICAP x $68.00/MW-DAY x NUMBER OF
                    DAYS IN MONTH OR PART OF MONTH

Where:

ICAP is the Installed Capacity not to exceed 1424 MW for the term of this Agreement, that is actually provided by Generator to NYSEG to the extent NYSEG receives Installed Capacity credit to satisfy its Installed Capacity requirement under applicable NYPP or ISO rules or procedures.

                  3.3 NYSEG shall make no other payment to Generator for Installed Capacity actually provided under this Agreement.



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                  3.4 CAPACITY REQUIREMENT

                  3.4.a. Whenever ICAP is less then the amount of Installed Capacity that Generator is required to supply under Section 3.1, Generator shall pay NYSEG monthly for any costs incurred by NYSEG associated with Generator's failure to supply all or part of the Installed Capacity as follows:

                  The sum of (a) all charges incurred imposed by the NYPP or ISO, to the extent they exceed charges that would have been due under Sections 3.1 and 3.2 had Generator performed with respect to the amount of Installed Capacity by which Generator was deficient and on which NYSEG incurred NYPP or ISO charges, including penalties and fines; (b) if Generator fails to provide Replacement Capacity, and NYSEG obtains Replacement Capacity, then NYSEG's Replacement Capacity Cost, to the extent not included in (a); and (c) all related transaction costs, to the extent not included in (a) and (b), that are reasonably incurred, associated with Generator's failure to provide Installed Capacity.

                  3.4.b. If NYSEG incurs any costs over a period greater than one calendar month or at one time associated with Generator deficiencies described above in this Section at a different time, or if NYSEG purchases more Installed Capacity than the amount by which Generator was deficient, then NYSEG shall, in its reasonable discretion, allocate these costs on a monthly basis and determine the portion associated with the deficiency.

                  3.4.c. NYSEG shall set off any payments Generator owes under this Section 3.4 against any payments NYSEG owes Generator under Section 3.2. If the payments due NYSEG under Section 3.4 exceed payments due Generator under
Section 3.2., then Generator shall pay NYSEG the difference.

                  3.5 Subject to the confidentiality provisions of Section 23, NYSEG and Generator shall provide each other with the information required each year as described in Section 4, except that NYSEG may disclose to NYPP or the ISO all information required pursuant to the NYPP or ISO procedures, including any NYPP or ISO confidentiality procedures.

                  3.6 Subject to the terms and conditions set forth herein, Generator shall:



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                  a. satisfy all requirements applicable to suppliers of
         Installed Capacity established by the NYPP or the ISO (including any applicable locational requirements and compliance with and satisfaction of all applicable tariffs, rules and practices) so that NYSEG will receive 1424 MW of Installed Capacity for the term of this Agreement; and

                  b. reasonably cooperate with NYSEG in arranging any necessary interfaces or protocols to satisfy NYPP or ISO requirements associated with any services provided under this Agreement, or the Interconnection Agreement entered into between NYSEG and Generator associated with the interconnection of the Plants and NYSEG's transmission system.

                  3.7 Subject to the terms and conditions set forth herein, NYSEG shall satisfy all requirements applicable to purchasers of Installed Capacity established by the NYPP or the ISO.

                  3.8 Nothing in this Agreement shall prevent a Party from utilizing the services of any subcontractor as it deems appropriate to perform its obligations under this Agreement; provided that each Party shall require its subcontractors to comply with all applicable terms and conditions of Agreements in performing such obligations and provided, further, however, that the use of such subcontractors shall not relieve the Party of its liability for its obligations under this Agreement.

                             SECTION 4 - SCHEDULING

                  4.1 SCHEDULE DATES

                  Subject to Section 4.2, NYSEG and Generator shall comply with the following scheduling procedures:

                  a. Generator shall notify NYSEG in writing 30 days prior to the anticipated Transfer Date of the location and name of each generating unit that Generator will use to supply the Installed Capacity required pursuant to this Agreement and the amount of Installed Capacity it shall supply from each unit for the period from the Transfer Date to and including October 31, 1999.



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                  b. By September 1, 1999, and September 1, 2000, Generator
         shall notify NYSEG in writing of the location and name of each generating unit that Generator will use to supply the Installed Capacity required pursuant to this Agreement and the amount of Installed Capacity it shall supply from each unit for the periods from November 1, 1999 though April 30, 2000, and November 1, 2000 through April 30, 2001, respectively.

                  c. By October 1, 1999, and October 1, 2000, NYSEG is required to report all sources to be used to supply NYSEG's Installed Capacity requirement to the NYPP or ISO.

                  d. To the extent permitted by ISO or NYPP procedures and consistent with Generator's obligations under Sections 3.1, 3.2 and 3.6, Generator shall notify NYSEG of any changes in the name and location of, and the amount of Installed Capacity from, any generating unit to be used by Generator to supply the Installed Capacity required pursuant to this Agreement at least thirty (30) days before the date NYSEG is required to report such change to the NYPP or ISO.

                  4.2 NOTIFICATION CHANGES

                  If the NYPP or ISO modifies the notification schedules or the definition of Summer Capability Period or Winter Capability Period such that the schedule dates contained in this Section 4 are inconsistent with the modified schedule or definition, then NYSEG shall provide reasonable notice thereof to Generator and shall thereafter have the right to revise the dates in this
Section 4 to be consistent with said modification.

                         SECTION 5 - BILLING PROCEDURES

                  5.1 BILLING

                  a. Generator shall render a bill for services provided the previous calendar month to NYSEG for an amount calculated in accordance with
Section 3.2 on or before the 20th day of each month. All amounts owed, unless otherwise agreed, shall be due and payable on or before the first business day common to both Parties on or after the later of


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
(1) the last day of the month, or (2) 10 days after NYSEG receives a bill.

                  b. NYSEG shall render bills to Generator for any amounts owed by Seller to NYSEG calculated in accordance with Section 3.4 on or before the 20th day of each month. All amounts owed, unless otherwise agreed, shall be due and payable on or before the first business day common to both Parties on or after the later of (1) the last day of the month, or (2) 10 days after Generator receives a bill.

                  c. Each Party may set off any amounts owed to the other Party against any amount owed pursuant to this Agreement or other arrangement(s) agreed to between the Parties including, without limitation, amounts owed NYSEG under Section 3.4.

                  d. Interest on unpaid amounts or payments received after the due date shall accrue at a rate equal to the prime commercial lending rate established from time to time by Chase Manhattan Bank, N.A., New York, New York, or its successor, from the due date until the date upon which payment is made.

                  e. All billings to NYSEG shall be sent to:

                           John Kobuskie
                           Manager of Electric Supply
                           Planning and Procurement
                           4500 Vestal Parkway East
                           P.O. Box 3607
                           Binghamton, NY  13902-3607

                  f. All billings to Generator shall be sent to:

                           AES NY, L.L.C.
                           1001 North 19th Street
                           Arlington, VA 22209
                           Attn:  Project Manager

                  g. Any payments owed directly by Generator to the ISO or the NYPP shall be made pursuant to the procedures established in the ISO Tariff, by the ISO or in the NYPP procedures. Generator shall be solely responsible for making all such payments to the ISO or the NYPP.



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
                  h. The Parties shall maintain records of all transactions hereunder for accounting and operating purposes for a period of six years from the time of the transactions.

                  5.2 BILLING DISPUTES

                  If a Party contests the billed amount, the contesting Party shall pay the undisputed billed amount and provide written notice to the other Party identifying the reason for the dispute. Disputed amounts shall be paid into an escrow account pending resolution of the dispute. Interest at the rate specified in Section 5.1.d shall accrue on the portion, if any, that is refunded or credited to the contesting Party or that is released from escrow to the non-contesting Party, when the contested amount is resolved.

                  5.3 SURVIVAL

                  The Provisions of Sections 3.2 through 3.4 and 5 shall survive termination, expiration, cancellation, suspension, or completion of this Agreement to the extent necessary to allow for final billing and payment.

                           SECTION 6 - INDEMNIFICATION

                  6.1 GENERATOR'S INDEMNIFICATION

                  The Generator shall indemnify, hold harmless and defend NYSEG, its parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by NYSEG in any actions or proceedings between NYSEG and a third party, the Generator, or any other party) for damage to property, injury to or death of any person, including NYSEG's employees, Generator's employees and their affiliates' employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Generator and/or its officers, directors, employees, agents, and subcontractors arising out of or connected with this Agreement.



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
                  6.2 NYSEG'S INDEMNIFICATION

                  NYSEG shall indemnify, hold harmless and defend Generator, its parent, affiliates and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by Generator in any actions or proceedings between Generator and a third party, NYSEG, or any other party) for damage to property, injury to or death of any person, including Generator's employees, NYSEG's employees and their affiliates' employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by NYSEG and/or its officers, directors, employees, agents, and subcontractors arising out of or connected with this Agreement.

                  6.3 INDEMNIFICATION PROCEDURES

                  If either Party intends to seek indemnification under this
Section 6 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety (90) days of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

                  6.4 SURVIVAL

                  The indemnification obligations of each Party under this
Section 6 for acts or occurrences prior to expiration, termination, completion, suspension or cancellation of this Agreement shall continue in full force and effect regardless of whether this Agreement expires, terminates, or is suspended, completed or canceled. Such obligations shall not be limited in any way by any limitation on insurance, by the amount or types of damages,


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
or by any compensation or benefits payable by the Parties under worker's compensation acts, disability benefit acts or other employee acts, or otherwise.

                       SECTION 7 - LIMITATION OF LIABILITY

                  7.1 LIMITATION ON DAMAGES

                  Except for indemnity obligations set forth in Section 6 and additional remedies set forth in Section 10, neither NYSEG nor the Generator, nor their respective officers, directors, agents, employees, parents, affiliates, successors, assigns, or subcontractors nor their respective officers, directors, agents, employees, successors, assigns, or subcontractors shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors, assigns, or subcontractors for claims, suits, actions, causes of action or otherwise for incidental, punitive, special, indirect, multiple or consequential damages (including attorneys' fees or litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with, or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

                  7.2 Subject to indemnity obligations set forth in Section 6, upon an Event of Default by NYSEG under this Agreement, which Event of Default is not excusable due to an event of Force Majeure or due to an Event of Default by Generator under this Agreement, NYSEG's liability to the Generator shall be limited to the Generator's direct damages incurred by the Generator as a result of such default by NYSEG.

                  7.3 Subject to indemnity obligations set forth in Section 6, upon an Event of Default by Generator under this Agreement, which Event of Default is not excusable due to an event of Force Majeure or due to an Event of Default by NYSEG under this Agreement, Generator's liability to NYSEG shall be limited to NYSEG's direct damages incurred by NYSEG as a result of such default by Generator, including costs calculated in accordance with Section 3.4.



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
                  7.4 Subject to Sections 6 and 10, NYSEG's exclusive remedy shall be direct damages, which shall be payments under Section 3.4 and Generator's exclusive remedy shall be direct damages, which shall be payment for services rendered under Section 3.

                  7.5 The provisions of this Section 7 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                            SECTION 8 - FORCE MAJEURE

                  8.1 FORCE MAJEURE

                  A Party shall not be considered to be in default or breach of this Agreement, and shall be excused from performance, or liability for damages to the other Party, if and to the extent it shall be delayed in or prevented from performing or carrying out any of the obligations or responsibilities of this Agreement, arising out of or from any act, omission or circumstances occasioned by or in consequence of any act of God, labor disputes, act of the public enemy, war, invasion, riot, fire, storm, flood, ice, explosion, or by any other cause or causes beyond the reasonable control of the Party invoking Force Majeure to avoid liability, including any order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities.

                  8.2 OBLIGATION TO MAKE PAYMENT

                  Nothing contained in this Section 8 shall relieve any Party of the obligation to make payments when due pursuant to this Agreement.

                  8.3 DUE DILIGENCE

                  Any Party claiming Force Majeure shall (1) provide prompt written notice of such Force Majeure event to the other Party giving a detailed written explanation of the event and estimate of its expected duration and probable effect on the performance of that Party's obligations hereunder; and
(2) use due diligence in accordance with Good Utility Practice (as defined in the Supplemental Filing) to continue to perform its obligations under this Agreement and


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
to remove the condition that prevents performance, including the provision of Replacement Capacity, if available, irrespective of cost; except that settlement of any labor dispute shall be in the sole judgment of the affected Party.

                  8.4 SURVIVAL

                  The provisions in this Section 8 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                       SECTION 9 - DEFAULT AND TERMINATION

                  9.1 DEFAULT DEFINED

                  Unless excused by Force Majeure, or the other Party's Event of Default, each of the following events shall be deemed to be an Event of Default hereunder: failure of either Party, in a material respect, to comply with, observe, or perform any covenant, warranty or obligation under this Agreement, without limitation, including the obligation to pay amounts due under Section 3 in accordance with Section 5, and such failure is not cured or rectified within 30 days after written notice thereof from the other Party.

                  9.2 OCCURRENCE OF EVENT OF DEFAULT

                  Subject to Section 6, upon occurrence of an Event of Default by either Party, the defaulting Party shall be liable to the non-defaulting Party for only direct damages as defined in Section 7.4 resulting from the Event of Default. In addition, the non-defaulting Party may pursue any remedies and may terminate this Agreement by giving at least 25 days advance written notice to the defaulting Party, such termination to be effective as of the date specified in such notice.

                  9.3 The provisions of this Section 9 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.



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
                        SECTION 10 - ADDITIONAL REMEDIES

                  Subject to Section 7.2, and to the extent permitted by law, the Parties shall be entitled to injunctive relief to prevent breaches by a Party, and specific performance to enforce the terms of this Agreement, in addition to any other remedy to which a Party is entitled under this Agreement, at law, or in equity.

                              SECTION 11 - DISPUTES

                  Any disagreement between NYSEG and Generator as to their rights and obligations under this Agreement shall first be addressed by the Parties. If representatives of the Parties are unable in good faith to satisfactorily resolve their disagreement, the Parties shall refer the matter to their respective senior management. If after using their good faith best efforts to try to resolve the dispute, senior management cannot resolve the dispute in 30 days, either Party may exercise any right or remedy available pursuant to this Agreement.

                          SECTION 12 - REPRESENTATIONS

                  12.1 REPRESENTATIONS OF NYSEG

                  NYSEG represents and warrants to Generator as follows:

                  a. Organization. NYSEG is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and NYSEG has the requisite corporate power and authority to carry on its business as now being conducted.

                  b. Authority Relative to this Agreement. NYSEG has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. The Agreement has been duly and validly executed and


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
         delivered by NYSEG and constitutes a valid and binding Agreement of NYSEG.

                  c. Regulatory Approval. NYSEG has obtained or will obtain by the Transfer Date any and all approvals of, and given any notice to, any public authority that are required for NYSEG to execute and deliver this Agreement.

                  d. Compliance With Law.

                           (1) NYSEG represents and warrants that it is not in
                  violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any Federal, state, or local governmental authority, which violation would affect NYSEG's performance of its obligations under this Agreement.

                           (2) NYSEG represents and warrants that it will comply
                  with all applicable laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over NYSEG or this Agreement.

                  12.2 REPRESENTATIONS OF GENERATOR

                  Generator represents and warrants to NYSEG as follows:

                  a. Generator is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Generator has the requisite power and authority to carry on its business as now being conducted.

                  b. Authority Relative to this Agreement. Generator has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required action. This Agreement has been duly and validly executed and delivered by Generator and constitutes a valid and binding Agreement of Generator.

                  c. Regulatory Approval. Generator has obtained or will obtain by the Transfer Date any and all approvals of, and given any notice to, any public authority that are required for Generator to execute and deliver this Agreement.

                  d. Compliance With Law.

                           (1) Generator represents and warrants that it is not
                  in violation of any applicable, law, statute, order, rule, or regulation promulgated or judgment entered by any Federal, state, or local governmental authority, which violation would affect Generator's performance of its obligations under this Agreement.

                           (2) Generator represents and warrants that it will
                  comply with all applicable laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over the Generator or this Agreement.

                  12.3  REPRESENTATIONS OF BOTH PARTIES

                  The representations and warranties in Sections 12.1 and 12.2 shall continue in full force and effect for the term of this Agreement.

          SECTION 13 - ASSIGNMENT OR OTHER CHANGE IN CORPORATE IDENTITY

                  This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of the Parties and their respective successors and permitted assigns, but assignment of any right, interest or obligation under this Agreement may not be made without the other Party's written consent, which may not be unreasonably withheld. Assignments that are not consented to may be voided by the non-assigning Party. This instrument shall be binding upon and inure to the benefit of NYSEG, Generator and their respective successors and assigns. Notwithstanding the foregoing, (a) NYSEG may assign this Agreement to an affiliate of NYSEG that has a contractual or statutory obligation to supply Installed Capacity to NYSEG's retail customers; and (b) Generator may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the acquisition of the Plants, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers pledges conveyances or dispositions in lieu thereof; provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relieve or in any way discharge Generator form the performance of its duties and obligations under this Agreement. NYSEG agrees to execute and deliver, at Generator's expense, such documents as may be reasonable and necessary to accomplish any such assignment, transfer, pledge, conveyance, or disposition of rights hereunder for purposes of the financing or refinancing of the acquisition of the Plants, so long as NYSEG's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

                              SECTION 14 - HEADINGS

                  The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement.

                               SECTION 15 - WAIVER

                  Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to any subsequent failure of the first Party to comply with such obligation, covenant, agreement, or condition.

                            SECTION 16 - COUNTERPARTS

                  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement and each of which will be deemed an original.

                           SECTION 17 - GOVERNING LAW

                  This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction.

                  When not in conflict with or preempted by Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement that are jurisdictional to the FERC and the appellate courts to the extent of any appeals from FERC proceedings, any action arising out of or concerning this Agreement must be brought in the federal and state courts of the State of New York. Both Parties hereby consent to the exclusive jurisdiction of the State of New York for the purpose of hearing and determining any action not preempted by Federal law or not within the jurisdiction of the FERC.

                            SECTION 18 - SEVERABILITY

                  If any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected thereby.

                             SECTION 19 - AMENDMENT

                  If the applicable provisions of the ISO Tariff, or any other ISO or NYPP rules relating to Installed Capacity or the implementation of this Agreement are changed materially from the ISO Tariff filed with FERC by the Member Systems of NYPP on December 19, 1997, NYSEG reserves the right, to unilaterally make conforming changes to this Agreement to fulfill the purposes of this Agreement or, if NYSEG does not derive the value of Installed Capacity contemplated by this Agreement, due to such events as elimination of Installed Capacity requirements, to terminate this Agreement. Any such conforming change to this Agreement shall be subject to filing with FERC and shall be without prejudice to Generator's right to protest such change. Except as provided above in this Section 19 and subject to Section 2.2.b., the rates, terms and conditions contained in this Agreement are not subject to change under Section 205 or 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual written agreement of the Parties. It is the intent of this Section 19 that, except as provided above in this Section 19 and subject to Section 2.2.b., to the maximum extent permitted by law, the rates, terms and conditions in this Agreement shall not be subject to change, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or third party, (b) by a Party, (c) by a third party, or (d) in any other manner; and that this Agreement may be amended, modified, or supplemented only by written agreement of both NYSEG and Generator.

                          SECTION 20 - ENTIRE AGREEMENT

                  This Agreement constitutes the entire understanding between the Parties, and supersedes any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein.

                         SECTION 21 - FURTHER ASSURANCES

                  The Parties hereto agree to promptly execute and deliver, at the expense of the Party requesting such action, any and all other and further instruments and documents which may be reasonably requested in order to effectuate the transactions contemplated hereby.

                    SECTION 22 - NO THIRD PARTY BENEFICIARIES

                  Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties, any rights or remedies under or by reason of this Agreement.

                          SECTION 23 - CONFIDENTIALITY

                  Each Party shall hold in confidence all confidential documents and information furnished by the other Party in connection with this Agreement unless disclosure is compelled by judicial or administrative process or other provision of law. If disclosure is so compelled, the Party shall use best efforts to obtain trade secret protection for such information and documentation and shall promptly notify the other Party if it receives notice, or otherwise concludes, that the production of any information subject to this Section 23 is being sought under any provision of law. Either Party may utilize information subject to this Section 23 in any proceeding under Section 11, subject to appropriate confidentiality arrangements. The Parties agree that monetary damages would be inadequate to compensate for breach of obligations under
Section 23. Each Party agrees, subject to Section 18 that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under Section 23.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                       NEW YORK STATE ELECTRIC & GAS CORPORATION

                                       By:
                                             -----------------------------------
                                             Kenneth M. Jasinski
                                             Executive Vice President

                                       AES NY, L.L.C.

                                       By:
                                             -----------------------------------
                                             Henry Aszklar
                                             Manager




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